Exhibit 23.6

CONSENT OF BALCH & BINGHAM LLP

We hereby consent to the filing of our form of tax opinion as Exhibit 8.2 to the Registration Statement on Form S-4 to be filed by River Financial Corporation with the Securities and Exchange Commission and to the reference to our firm under the heading, “United States Federal Income Tax Consequences of the Merger to Keystone Shareholders.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Balch & Bingham LLP

Birmingham, Alabama

July 31, 2015